CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 67 to the Registration Statement (Form N-1A Nos. 33-48926 and 811-06718) of our report dated September 26, 2019 on the financial statements and financial highlights of BNY Mellon Short Term Income Fund (formerly, Dreyfus Short Term Income Fund) and BNY Mellon Inflation Adjusted Securities Fund (formerly, Dreyfus Inflation Adjusted Securities Fund) (funds constituting BNY Mellon Investment Grade Funds, Inc.) (each, a “Fund”) included in the Fund’s annual report for the fiscal year ended July 31, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

November 21, 2019